EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (Nos. 333-268315 and 333-264259), Form S-3 (No. 333-286404) and Form S-8 (Nos. 333-291066, 333-286275, 333-272393, 333-266891, 333-264454 and 333-294715) of Knightscope, Inc. of our report dated May 15, 2026 relating to the financial statements of Event Risk, Inc., which appears in this Current Report on Form 8-K.

/s/ BPM LLP

Irvine, California

May 15, 2026